Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

II-VI Incorporated

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)

Equity	Series B-1 Convertible Preferred Stock, no par value	456(b) and 457(r)	(1)	(1)	(1)	N/A	$0

Equity	Common Stock, no par value	456(b) and 457(r)	(1)	(1)	(1)	N/A	$0

Total Offering Amounts					(1)		$0

Total Fee Offsets							—

Net Fee Due							$0

(1)

An unspecified number of shares of the registrant’s Series B-1 Convertible Preferred Stock, no par value per share (“Series B-1 Convertible Preferred Stock”), is being registered as may from time to time be offered at unspecified prices and, in addition, an unspecified number of shares of the registrant’s common stock, no par value per share, is being registered as may be issued from time to time upon the conversion of any shares of Series B-1 Convertible Preferred Stock.

(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of the entire registration fee.